                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of June ____, 1998, effective upon the resignation or separation of its current Chief Executive Officer, and in no event later than August 10, 1998 by and between Michael J. Mulligan ("Employee") and GeoSystems Global Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     A. The Company desires to have Employee's active services as Chief Executive Officer of the Company in accordance with this Agreement.

     B. The Company and Employee desire to enter into an Employment Agreement on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Employee's employment by the Company, the parties hereto agree as follows:

     1. Employment. The Company agrees to employ Employee as Chief Executive Officer and Employee agrees to serve the Company as such, upon the terms and conditions hereinafter set forth.

     2. Duties. As Chief Executive Officer, Employee shall have responsibility and authority for directing and managing the operations of the Company as may be assigned to him by the Board of Directors within such guidelines, policies, and directions as the Board of Directors may prescribe or direct, and shall perform such duties and assume such responsibilities as the Board of Directors may otherwise establish from time to time. Employee agrees that he will serve the Company faithfully, diligently, and to the best of his abilities. Employee will devote his full working time and creative energies to the performance of his duties hereunder. Employee warrants that his employment by the Company will not:
(a) violate any non-disclosure agreements, covenants against competition or other restrictive covenants made by Employee to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, or permit to which Employee is a party or by which he is bound. The Company acknowledges that Employee in his capacity as Chief Executive Officer of the Company shall be entitled to all indemnification available to officers of the Company under its Certificate of Incorporation, By-Laws, and the Delaware Corporation Law, as in effect from time to time.

     3. Base Compensation. As compensation for all services rendered by Employee to the Company, the Company shall pay to Employee the sum of $20,000.00 per month, less any withholdings required by law ("Base Salary"). The Base Salary shall be paid to Employee in equal, bi-monthly installments in accordance with the regular payroll practices of the Company, and may be subject to annual increases by the Board of Directors in its sole discretion.

     4. Bonus. In addition to his Base Salary, Employee is eligible to earn incentive compensation of up to $145,000.00 per year, based on objectives and according to a plan to be mutually agreed to by Employee and the Board of Directors from time to time. For calendar year 1998, Employee will be paid incentive compensation of no less than $100,000.00. The bonus payment for 1998 will be payable at the time that the Company pays 1998 incentive compensation to its employees who are eligible for incentive compensation. Bonus payments subsequent to calendar year 1998 shall be paid at the time and in the manner such payments are made to other eligible employees.

     5. Employee Stock. Employee will be granted options to purchase 720,000 shares of common stock under the Company's 1995 Stock Option Plan (the "Plan"), at an option exercise price of $1.00 per share. That certain Stock Option Agreement, dated this date, between Employee and the Company (the "Stock Option Agreement"), and the Plan will govern with respect to vesting, issuance, and redemption and shall control over the terms of this or any other agreement between the Employee and the Company, except that: (1) the stock will vest in accordance with the following schedule:

     16.67% at Employee's start date
     16.67% at the end of year 1 of employment
     16.67% at the end of year 2 of employment
     33.33% at the end of year 3 of employment
     16.67% at the end of year 4 of employment;

(2) in the event of an initial public offering ("IPO") (as defined in the Stock Option Agreement), prior to the end of the third year of employment, 120,000 shares of the 240,000 shares vesting at the end of the third year of employment will vest on the effective date of the IPO; (3) in the event Employee resigns his employment within the first twelve (12) months of employment, the shares vested at the time of his employment will be forfeited and he will relinquish all claims to such shares; (4) in the event of a Change in Control (as defined in Section 7(e) below), all shares will vest at the time of such change; (5) for purposes of the Stock Option Agreement and the Plan, "Change in Control" shall have the meaning set forth in Section 7(e) below; and (6) in the event Employee's employment is terminated pursuant to Sections 7(b) or 7(e) below, after one (1) year of employment, the shares will vest with Employee as if Employee had continued employment through the end of the year in which Employee was terminated, but not beyond.


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Employee understands that the vesting schedule is not a guarantee of continued
employment, and that the terms of the option are set forth specifically in the Stock Option Agreement and the Plan.

     6.   Employee Benefits.

     (a) Medical and Insurance Benefits. Employee will be entitled to receive all employee benefits provided to employees of the Company generally from time to time, including medical and dental (which plans will be comparable in coverage and benefits to medical and dental plans maintained by companies of similar size to the Company and in a similar geographic area), life insurance and long-term disability, so long as and to the extent the same exist.

     (b) Vacation, Sick Leave and Holidays. Employee shall be entitled to vacation, sick leave and vacation in accordance with the policies of the Company applicable to senior executives of the Company, as such policies are determined by the Board of Directors from time to time in its discretion.

     (c) 401(k). Employee shall be entitled to participate in a contributory 401(k) plan to be adopted by the Company in accordance with the plan and the policies of the Company from time to time.

     (d) Temporary Living Expenses. The Company agrees to pay reasonable temporary living expenses during the period in which the Company's headquarters are relocated to New York City, New York.

     7.   Termination Benefits.

     (a) Employment At Will. Employee acknowledges that his employment shall be "at will": either the Company or the Employee may terminate this Agreement and Employee's employment at any time, with or without Cause (as defined in Section 7(c) below) in its or his sole discretion and without further liability whatsoever, except as provided in this Section 7.

     (b) Without Cause. The Company may terminate Employee's employment at any time for whatever reason it deems appropriate or without reason. Provided that such termination is without Cause (as defined in Section 7(c) below), the Company agrees to pay Employee (i) his Base Salary and any earned bonus which has been declared or earned pursuant to the mutually agreed upon plan established in Section 4 and accrued through the date of such termination and not theretofore paid to him and (ii) his base salary in equal monthly installments, less any withholdings required by law, until the expiration of a period of twelve (12) months from the effective date of such termination, and to continue to provide Employee and his dependents with the health insurance benefits provided to other employees at the Company, on the same basis that such benefits are provided to other employees (including employer contributions), until

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

the expiration of a period of twelve (12) months from the date of such termination. Rights and benefits of Employee under the benefit plans and programs of the Company shall be determined in accordance with applicable law and the provisions of such plans and programs. If the Employee terminates his employment, the Company shall pay to the Employee his base salary accrued through the date of such termination and not theretofore paid to him, along with any bonus declared, prior to such termination, to the extent unpaid.

     (c) With Cause. The Company may terminate Employee's employment at any time for Cause. For purposes of this Agreement, "Cause" means gross negligence willful misconduct, or other malfeasance by Employee in the performance of his duties, Employee's commission of a felony or other offense involving moral turpitude, or Employee's material breach of this Agreement, including without limitation any material breach of Sections 9 through 12 hereof, inclusive, in each case as determined by the Board of Directors in good faith and considering applicable guidance or law in its discretion. In the event of such termination, the Company shall pay to Employee his base salary accrued to the date of such termination and not theretofore paid to him, along with any bonus declared or earned, pursuant to the mutually agreed upon plan established in Section 4 prior to such termination, to the extent unpaid. Rights and benefits of Employee under the benefit plans and programs of the Company shall be determined in accordance with applicable law and the provisions of such plans and programs.

     (d) Resignation. If Employee resigns prior to the expiration of one (1) year of employment, Employee will forfeit all vested stock options and will be entitled only to his base salary through the date of termination. If Employee resigns after the expiration of one (1) year of employment, Employee will be entitled to the benefits in Section 7(c) above. Rights and benefits of Employee under benefit plans and programs of the Company shall be determined under this
Section 7(d) in accordance with applicable law and the provisions of said plans and programs.

     (e) Change in Control. Employee may terminate his employment and receive compensation as if the Company terminated him without Cause if there is a Change in Control in the Company, unless the Company's successor has agreed to continue to employ Employee on substantially similar terms and conditions. Employee is entitled to any stock vesting contemplated in Section 5 in the event of a Change in Control without regard to whether the Company's successor agrees to continue to employ employee on substantially similar terms and conditions. For purposes of this Agreement, "Change in Control" shall mean a change in control as defined in the Company's 1995 Stock Option Plan, as amended.

     (f) The provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee may otherwise be entitled, either in law, tort, or contract, in the event of any termination of Employee's employment. Employee shall not be entitled to any other benefits, compensation, or

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other payments or rights upon termination other than those benefits and payments set forth in paragraph (b), (c), (d) or (e), whichever is applicable.

     8.   Successors.

     (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be entitled to assume the rights and obligations of the Company under this Agreement and shall agree to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For purposes of this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

     (b) Employee's Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     9.   Confidential Information.

     (a) Employee acknowledges that the Confidential Information (as defined in Section 9(b) below) relating to the business of the Company which Employee has obtained or will obtain during the course of his association with the Company and his performance under this Agreement are the property of the Company. Employee agrees that he will not disclose or use at any time, either during or after the term of his employment, any Confidential Information without the prior written consent of the Board of Directors of the Company. Employee agrees to deliver to the Company at the end of the term of his employment, or at any other time that the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing Confidential Information relating to the business of the Company, no matter where such material is located and no matter what form the material may be in, which Employee may then possess or have under his control. If requested by the Company, Employee shall provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

     (b) "Confidential Information" shall mean information which is not generally known to the public and which is used, developed, or obtained by the Company relating to the business of the Company including, but not limited to: products or services; fees, costs and pricing structure; designs; analyses; formulae; drawings; photographs; reports; computer software, including operating systems, applications,

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

program listings, flow charts, manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the customers of the Company and the Confidential Information of any customer thereof; and all similar and related information in whatever form. Confidential Information shall not include any information which
(i) was rightfully known by Employee prior to the term of his employment; (ii) is publicly disclosed by law or in response to an order of a court or governmental agency; (iii) becomes publicly available through no fault of Employee or (iv) has been published in a form generally available to the public prior to the date upon which Employee proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

     10. Inventions and Patents. In the event that Employee, as a part of Employee's activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives the Company an advantage over any competitor, or similar or related developments or information related to the present or future business of the Company (collectively "Developments and Information"), Employee acknowledges that all Developments and Information are the exclusive property of the Company. Employee hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Employee shall cooperate with the Company's Board of Directors to protect the interests of the Company in Developments and Information. Employee shall execute and file any document related to any Developments and Information requested by the Company's Board of Directors including applications, powers of attorney, assignments or other instruments which the Company's Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company's nominees, successors or assigns.

     11.  No Conflicts.

     (a) During the term of his employment, Employee agrees that in his individual capacity he will not enter into any agreement, arrangement or understanding, whether written or oral, with any supplier, contractor, distributor, wholesaler, sales representative, representative group or customer, relating to the business of the Company, without the express written consent of the Board of Directors of the Company.

     (b) As long as Employee is employed by the Company, Employee agrees that he will not, except with the express written consent of the Board of Directors of the Company, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company, any of its

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

subsidiaries or any corporation or partnership in which the Company has an equity interest.

     12. Non-Competition and Non-Solicitation Agreements. Employee agrees with the Company as follows;

     (a) Until one (1) year following the termination of employment with the Company, Employee shall not without the prior written approval of the Company, directly or indirectly, under any circumstances whatsoever (i) own, manage, operate, control or participate in the ownership, management, or control of, or be connected with, whether as a partner, stockholder, director, officer or principal of any business that is in competition with the business of the Company as of the date of such termination (a "Competing Business") or (ii) be employed or retained as an agent, employee or consultant or in any other relation or capacity whatsoever by a Competing Business; except to the extent the Company shall elect to extend the non-compete period to up to an additional six (6) months by written notice to Employee not more than 90 days prior to the expiration of the first (1st) year following termination. In the event of such election, the Company shall pay to Employee one (1) month of base salary for each month the Company continues to enforce this noncompetition restriction after the first twelve (12) months of such restriction, up to a maximum of six
(6) additional months of non-compete payments.

     (b) In addition, until one (1) year following termination of employment with the Company, Employee shall not, directly or indirectly, solicit the employment or engagement of the consulting or other services of any person who shall then be employed by the Company or who shall have been employed by the Company at any time within the then previous twelve (12) months.

     (c) Employee acknowledges that compliance with the covenants contained in this Section 12 and in Section 9 hereof are necessary to protect the value of the business of the Company and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. Accordingly, Employee agrees that in the event of any breach of said any such covenant, the Company shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. Employee agrees to waive any requirement to post a bond.

     (d) Employee agrees that these restrictions on competition and solicitation shall be deemed to be a series of separate covenants not-to-compete and a series of separate non-solicitation covenants for each state within the United States and each country in the world, separate covenants not-to-compete for each area of competition, and separate non-solicitation covenants with respect to each employee of the Company. If any court of competent jurisdiction shall determine any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be

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

enforceable by such court against such other party or parties or upon such maximum shorter term or within such maximum lesser scope as may be determined by the court to be enforceable.

     13.  Miscellaneous Provisions.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) three (3) business days after deposit in U.S. Mail, if mailed by U.S. registered or certified mail, return receipt requested, or (iii) one (1) business day after the date of deposit with Federal Express or similar overnight courier, freight prepaid. In the case of Employee, notices shall be addressed to him for personal delivery at the office or at the home address which he most recently communicated to the Company in writing or if delivered by U.S. mail or courier, then to the home address which he most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, to the attention of its Corporate Secretary.

     (b) Notice of Termination. Any termination by the Company or Employee shall be communicated by a notice of termination to the other party hereto given in accordance with paragraph (a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon.

     (c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (d) Entire Agreement. This Agreement shall supersede any and all contemporaneous or prior agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with respect to the subject matter hereof.

     (e) Choice of Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

     (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York,

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New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

     (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

     (i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     (j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. As used herein, the term "Company" shall mean the Company and its subsidiaries. However, if the Company assigns this Agreement without the prior written consent of the Employee, such assignment shall be deemed a "Change in Control" as defined in paragraph 7(e) above.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date and year first above written.



COMPANY:                      GEOSYSTEMS GLOBAL CORPORATION


                              By:
                                 ------------------------------
                              Name:
                              Title:



                              MICHAEL J. MULLIGAN


EMPLOYEE:                     /s/Michael J. Mulligan
                              ---------------------------------
                              Name:  Michael J. Mulligan



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